Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2011 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in iRobot Corporation’s Annual Report on Form 10-K for the year ended January 1, 2011.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
February 18, 2011